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                                                                   EXHIBIT 10.77



                           EPICOR SOFTWARE CORPORATION

                         MANAGEMENT RETENTION AGREEMENT

        This Management Retention Agreement (the "Agreement") is made and entered into effective as of December 17th, 2001 (the "Effective Date"), by and between L. George Klaus (the "Executive") and Epicor Software Corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in
Section 1 below.


                                 R E C I T A L S

        A. It is expected that the Company from time to time will consider the possibility of a Change of Control. The Board of Directors of the Company (the "Board") recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.

        B. The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

        C. In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is imperative to provide Executive with certain severance benefits upon a Change of Control or upon certain terminations of Executive's employment.


                                    AGREEMENT

        In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:

        1. Definitions. The following terms referred to in this Agreement shall have the following meanings:

           (a) "Cause" means (i) any act of personal dishonesty taken by Executive in connection with his responsibilities as an employee which is intended to result in substantial personal enrichment of Executive; (ii) Executive's conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company's reputation or business; (iii) a willful act by Executive which constitutes misconduct and is injurious to the Company; or (iv) continued willful violations by Executive of Executive's obligations to the Company after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company's belief that Executive has not substantially performed his duties.

           (b) "Change of Control" means the occurrence of any of the following events:



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               (i) the approval by shareholders of the Company of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

               (ii) the approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets;

               (iii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities; or

               (iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transactions described in subsections (i), (ii), or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

           (c) "Disability" means Executive's inability due to any physical or mental condition to perform a substantial portion of his employment duties to the Company for twenty-four (24) or more consecutive weeks.

           (d) "Involuntary Termination" means, without Executive's express written consent, (i) a significant reduction of Executive's duties, position or responsibilities relative to Executive's duties, position or responsibilities in effect immediately prior to such reduction, or the removal of Executive from such position, duties and responsibilities, unless Executive is provided with comparable duties, position and responsibilities; (ii) a reduction by the Company of Executive's base salary as in effect immediately prior to such reduction unless such reduction is made pursuant to and proportionately with any Company policy applicable to similarly-situated Company executives; (iii) the relocation of Executive to a facility or a location more than one hundred (100) miles from his current location; (iv) any purported termination of Executive by the Company which is not effected for Cause or for which the grounds relied upon are not valid; (v) Executive's death or Disability; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 8 below.

        2. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.



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        3. At-Will Employment. The Company and Executive acknowledge that
Executive's employment is and shall continue to be at-will, as defined under applicable law. If Executive's employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company's then existing employee benefit plans or policies at the time of termination.

        4. Change of Control Benefit. Upon the occurrence of a Change of Control while Executive is an employee of the Company, the unpaid principal and interest on any promissory notes entered into between Executive and the Company shall be forgiven. Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to such loan forgiveness so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is the same as if such forgiveness was provided to Executive on a non-taxable basis. In such event, Executive agrees to forfeit back to the Company any vested shares that Executive owns that were purchased by Executive on February 7th, 1996 pursuant to the terms and conditions of the restricted stock purchase agreement by and between Executive and the Company (the "Restricted Stock") but such forfeiture will be required only to the extent that the fair market value of the forfeited shares does not exceed the amount of principal forgiven on such promissory notes.

        5. Severance Benefits. Upon the occurrence of an Involuntary Termination, Executive shall be entitled to the following benefits:

           (a) twelve (12) months of Executive's base salary as in effect as of the date of the Involuntary Termination, to be paid periodically in accordance with the Company's normal payroll policies;

           (b) any bonus that would have been earned by Executive in the twelve
(12) month period following the date of the Involuntary Termination (as determined by the Company in its discretion);

           (c) reimbursement for the same level of health (i.e., medical, vision and dental) coverage and benefits as in effect for Executive on the day immediately preceding the date of the Involuntary Termination; provided, however, that (i) Executive constitutes a qualified beneficiary, as defined in
Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (ii) Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), within the time period prescribed pursuant to COBRA. The Company shall continue to provide Executive with Company-reimbursed health coverage until the earlier of (i) the date Executive is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the date of the Involuntary Termination; and

           (d) the unpaid principal and interest on any promissory notes entered into between Executive and the Company shall be forgiven. Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to such loan forgiveness so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is


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the same as if such forgiveness was provided to Executive on a non-taxable basis. Notwithstanding the foregoing, Executive shall not be entitled to any duplication of benefits under this Section 5(d) and Section 4. In such event, Executive agrees to forfeit back to the Company any vested shares of Restricted Stock that Executive owns but such forfeiture will be required only to the extent that the fair market value of the forfeited shares does not exceed the amount of principal forgiven on such promissory notes.

        6. Other Termination. If the Executive's employment with the Company terminates other than as a result of an Involuntary Termination, then the Executive shall not be entitled to receive severance or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company's then existing severance and benefits plans and policies at the time of such termination.

        7. Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Executive's termination of employment: (i) the Company shall pay Executive any unpaid base salary due for periods prior to any termination of employment; (ii) the Company shall pay Executive all of his accrued and unused vacation, if any, through any termination of employment; and
(iii) following submission of proper expense reports by Executive, the Company shall reimburse Executive for all expenses reasonably and necessarily incurred by Executive in connection with the business of the Company prior to any termination of employment. Executive acknowledges that as of the Effective Date, he does not have any accrued vacation as mandated by established Company policy. These payments shall be made promptly upon termination and within the period of time mandated by law.

        8. Golden Parachute Excise Tax Gross-Up. In the event that the severance and other benefits provided for in this Agreement constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and will be subject to the excise tax imposed by
Section 4999 of the Code, then Executive shall receive (i) a payment from the Company sufficient to pay such excise tax, and (ii) an additional payment from the Company sufficient to pay the excise tax and federal and state income taxes arising from the payments made by the Company to Executive pursuant to this sentence. Unless the Company and Executive otherwise agree in writing, the determination of Executive's excise tax liability and the amount required to be paid under this Section shall be made in writing by the Company's independent accountants (the "Auditors"). In the event that the excise tax incurred by Executive is determined by the Internal Revenue Service to be greater or lesser than the amount so determined by the Auditors, the Company and Executive agree to promptly make such additional payment, including interest and any tax penalties, to the other party as the Auditors reasonably determine is appropriate to ensure that the net economic effect to Executive under this Section, on an after-tax basis, is as if the Code Section 4999 excise tax did not apply to Executive. For purposes of making the calculations required by this Section, the Auditors may make reasonable assumptions and approximations concerning applicable taxes and may rely on interpretations of the Code for which there is a "substantial authority" tax reporting position. The Company and Executive shall furnish to the Auditors such information and documents as the Auditors may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Auditors may reasonably incur in connection with any calculations contemplated by this Section.



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        9. Successors.

           (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets shall assume the Company's obligations under this Agreement and agree expressly to perform the Company's obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.


           (b) Executive's Successors. Without the written consent of the Company, Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

       10. Notices.

           (a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

           (b) Notice of Termination. Any termination by the Company for Cause or by Executive as a result of a voluntary resignation or an Involuntary Termination shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. Such notice shall indicate the specific termination provision in this Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than 30 days after the giving of such notice). The failure by Executive to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing his rights hereunder.

       11. Arbitration.

           (a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Orange County, California in accordance



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with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

           (b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby consents to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

           (c) Executive understands that nothing in this Section modifies Executive's at-will employment status. Either Executive or the Company can terminate the employment relationship at any time, with or without Cause.

           (d) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EXECUTIVE'S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING
CLAIMS:

               (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

               (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE
SECTION 201, et seq;

               (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.



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       12. Miscellaneous Provisions.

           (a) No Duty to Mitigate. Executive shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Executive may receive from any other source.

           (b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

           (c) Integration. This Agreement and any outstanding stock option agreements, restricted stock purchase agreements and loan agreements referenced herein represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral, with respect to this Agreement, including but not limited to the offer letter entered into by and between the Company and Executive on February 7th, 1996 (the "Offer Letter") and any stock option agreement, restricted stock purchase agreement or loan agreement. Executive agrees and acknowledges that in the event of any conflict, redundancy or discrepancy between the terms and conditions of the Offer Letter and this Agreement, the terms and conditions of this Agreement shall govern.

           (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

           (e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

           (f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

           (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.


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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


COMPANY:                                    EPICOR SOFTWARE CORPORATION



                                            By: /s/ Lee Kim
                                               _________________________________

                                            Title: Senior Vice President and
                                                   Chief Financial Officer
                                                   (Principal Financial and
                                                   Accounting Officer)
                                                   _____________________________



EXECUTIVE:                                  L. GEORGE KLAUS


                                            /s/ L. George Klaus
                                            ____________________________________
                                            Signature

                                            L. George Klaus
                                            ____________________________________
                                            Printed Name